UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): August 8, 2016

CSI Compressco LP

(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3809 S. FM 1788

Midland, Texas 79706

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (432) 563-1170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Series A Preferred Unit Purchase Agreement

On August 8, 2016, CSI Compressco LP, a Delaware limited partnership (the “Partnership”), entered into a Series A Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”) with the purchasers party thereto (collectively, the “Purchasers”) to issue and sell in a private placement (the “Private Placement”) an aggregate of 4,374,454 Series A Convertible Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) for a cash purchase price of $11.43 per Preferred Unit (the “Issue Price”), resulting in total net proceeds to the Partnership, after deducting offering expenses, of approximately $48 million. The Purchasers include, among others, HBC MLP LLC or certain of its affiliates (the “Lead Purchaser”) and CSI Compressco Investment LLC (“CSI Investment”), an affiliate of CSI Compressco GP, Inc., a Delaware corporation (the “General Partner) and the general partner of the Partnership. CSI Investment purchased $10 million of Preferred Units in the Private Placement. The Lead Purchaser was granted a 45-day option to purchase up to an additional $20 million of Series A Preferred Units on the same terms and conditions. The closing of the Private Placement (the “Closing”) occurred on August 8, 2016. Proceeds from the Private Placement will be used to reduce the Partnership’s outstanding indebtedness.

Set forth below is a summary of the material terms and conditions of the Unit Purchase Agreement and the Preferred Units.

Pursuant to the Unit Purchase Agreement, in connection with the Closing, the General Partner executed a Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Amended and Restated Partnership Agreement”) to, among other things, authorize and establish the rights and preferences of the Preferred Units. The Preferred Units are a new class of equity security that will rank senior to all classes or series of equity securities of the Partnership with respect to distribution rights and rights upon liquidation. The holders of Preferred Units (each, a “Preferred Unitholder”) will receive quarterly distributions in kind in additional Preferred Units, equal to an annual rate of 11.00% of the Issue Price ($1.2573 per unit annualized), subject to certain adjustments. The rights of the Preferred Units include certain anti-dilution adjustments, including adjustments for economic dilution resulting from the issuance of Common Units below a particular price.

A ratable portion of the Preferred Units will be converted each month over a period of thirty months beginning in the seventh calendar month following the Closing (each, a “Conversion Date”), subject to certain provisions of the Amended and Restated Partnership Agreement that may delay or accelerate all or a portion of such monthly conversions. On each Conversion Date, the Preferred Units will convert into common units representing limited partner interests in the Partnership (“Common Units”) in an amount equal to, with respect to each Preferred Unitholder, the number of Preferred Units held by such Preferred Unitholder divided by the number of Conversion Dates remaining, subject to adjustment as described in the Amended and Restated Partnership Agreement, with the conversion price determined by the trading price of the Common Units over the month prior to such Conversion Date, among other factors, and as otherwise impacted by the existence of certain conditions related to the Common Units. The Partnership may, at its option, pay cash, or a combination of cash and Common Units, to the Preferred Unitholders instead of issuing Common Units on any Conversion Date, subject to certain restrictions as described in the Amended and Restated Partnership Agreement.

In addition, each Purchaser may convert its Preferred Units, generally on a one-for-one basis and subject to adjustment for certain splits, combinations, reclassifications or other similar transactions and certain anti-dilution adjustments, in whole or in part, at any time following May 31, 2017 so long as any conversion is not for less than $250,000 or such lesser amount, if such conversion relates to all of such Purchaser’s remaining Preferred Units. The Partnership has the right to be reimbursed for any cash distributions paid with respect to Common Units issued in any such optional conversion until March 31, 2018. The Preferred Units will vote on an as-converted basis with the Common Units and will have certain other rights to vote as a class with respect to any amendment to the Amended and Restated Partnership Agreement that would affect any rights, preferences or privileges of the Preferred Units, as more fully described in the Amended and Restated Partnership Agreement.

In addition, upon certain events involving a change of control, each holder of the Preferred Units may elect to (a) convert its Preferred Units to Common Units at the then-applicable conversion rate, (b) if the Partnership is not the surviving entity (or if the Partnership is the surviving entity, but its Common Units will cease to be listed on a National Securities Exchange), require the Partnership or the acquiring entity, as applicable, to either (i) deliver a security in the surviving entity that has substantially similar rights, preferences and privileges as the Preferred Units or (ii) redeem each Preferred Unit held by such Preferred Unitholder at a redemption price per Preferred Unit equal to 120% of the greater of (A) $11.43 and (B) the intrinsic value of the Preferred Units determined as of the applicable date of determination or (c) if the Partnership is the surviving entity and its Common Units continue to be listed or admitted to trading on a National Securities Exchange, continue to hold the Preferred Units.

No Preferred Unitholder may transfer any Preferred Units without the prior written consent of the Partnership unless, after giving effect to such transfer, the transferee will own at least $5 million of the Preferred Units. However, each Preferred Unitholder shall be able to transfer any Preferred Units owned by such Preferred Unitholder to its affiliates or to any other Preferred Unitholder, subject to certain restrictions described in the Amended and Restated Partnership Agreement. Additionally, other than with respect to transfers by a Preferred Unitholder to its affiliates, each Preferred Unitholder granted to the Partnership and to TETRA Technologies, Inc. (“TETRA”) a right of first refusal to purchase any Preferred Units that such Preferred Unitholder may propose to transfer.

In connection with the Closing, the Partnership has agreed to pay a transaction fee equal to 3% of the aggregate purchase price to Evercore Group L.L.C. The Unit Purchase Agreement contains customary representations, warranties and covenants of the Partnership and the Purchasers, and Partnership has agreed to indemnify the Purchasers against certain losses resulting from breaches of its representations, warranties and covenants. The Unit Purchase Agreement also provides for an expense reimbursement of up to $200,000 in connection with certain fees of counsel to the Purchasers.

CSI Investment is a wholly owned subsidiary of TETRA. Through its various wholly owned subsidiaries, TETRA owns approximately 42% of the Partnership’s outstanding Common Units and approximately 20% of the Partnership’s outstanding Preferred Units, plus the approximately 2% general partner interest. Additionally, the General Partner, which holds the Partnership’s incentive distribution rights, is a wholly owned subsidiary of TETRA. Through the General Partner, TETRA manages and controls the Partnership.

The foregoing description of the Unit Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Unit Purchase Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated into this report by reference.

Registration Rights Agreement

On August 8, 2016, in connection with the Closing, the Partnership entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Purchasers relating to the registered resale of the Common Units issuable upon conversion of the Preferred Units, including any Preferred Units issued in kind pursuant to the terms of the Amended and Restated Partnership Agreement. Pursuant to the Registration Rights Agreement, the Partnership is required to file or cause to be filed a registration statement for such registered resale at its expense no later than 90 days after the Closing and is required to cause the registration statement to become effective no later than 180 days after the Closing, subject to certain liquidated damages set forth in the Registration Rights Agreement if such obligations are not met.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 4.1 hereto and is incorporated into this report by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information regarding the Private Placement set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02. The Private Placement of the Preferred Units pursuant to the Unit Purchase Agreement will be undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 3.03.	Material Modification to Rights of Security Holders.

The information regarding the Preferred Units, the Unit Purchase Agreement, the Registration Rights Agreement and the Amended and Restated Partnership Agreement set forth in Items 1.01 and 5.03 of this Current Report is incorporated by reference into this Item 3.03.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective as of August 8, 2016, in connection with the closing of the Private Placement, the General Partner amended and restated the First Amended and Restated Agreement of Limited Partnership of the Partnership by executing the Amended and Restated Partnership Agreement. Set forth below is a summary description of the amendments that were implemented by the Amended and Restated Partnership Agreement:

•	the rights, preferences, privileges and other terms relating to the Preferred Units were set forth therein (see primarily Section 5.12 of the Amended and Restated Partnership Agreement); and

•	numerous provisions and portions of text that related to certain classes of units and past transactions that are no longer applicable were deleted given that all of those certain classes of units have previously converted into Common Units, such transactions have been completed and such provisions have no ongoing relevance.

A summary of the rights, preferences and privileges of the Preferred Units and other material terms and conditions of the Amended and Restated Partnership Agreement is set forth in Item 1.01 of this Current Report and is incorporated by reference into this Item 5.03.

The foregoing description of the Amended and Restated Partnership Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Partnership Agreement, a copy of which is filed as Exhibit 3.1 hereto and is incorporated into this report by reference.

Item 7.01.	Regulation FD Disclosure.

On August 8, 2016, the Partnership issued a press release announcing the closing of the Private Placement. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in Exhibit 99.1 is deemed to be furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.	Other Information

Note Repurchase Agreement

On August 8, 2016, in connection with the Closing, the Partnership entered into a Note Repurchase Agreement (the “Note Repurchase Agreement”) with Hudson Bay Fund LP pursuant to which the Partnership agreed to repurchase up to $20,000,000 of its 7.25% Senior Notes due August 15, 2022 (the “Senior Notes”). At any time and up to four times in the aggregate during the period beginning on September 12, 2016 and ending on October 12, 2016, Hudson Bay Fund LP may deliver a written notice to the Partnership indicating the applicable closing date (the “Note Repurchase Closing Date”) and the principal amount of Senior Notes to be purchased by the Partnership. The repurchase of the Senior Notes by the Partnership is conditioned on the Partnership receiving proceeds from the sale of additional equity securities of the Partnership, including, without limitation, additional Preferred Units or Series A Parity Securities (as defined in the Unit Purchase Agreement) between August 8, 2016 and October 12, 2016. Additionally, the repurchase price on any Note Repurchase Closing Date shall not be greater than the proceeds then received by the Partnership from the sale of equity described in the preceding sentence.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

3.1	Second Amended and Restated Agreement of Limited Partnership of CSI Compressco LP, dated as of August 8, 2016.

4.1	Registration Rights Agreement, dated as of August 8, 2016, by and among CSI Compressco LP and the other parties signatory thereto.

10.1	Series A Preferred Unit Purchase Agreement, dated as of August 8, 2016, by and among CSI Compressco LP and the Purchasers party thereto.

99.1	Press Release dated August 8, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSI Compressco LP

By:	CSI Compressco GP Inc.,
its general partner

By:	/s/ Timothy A. Knox
Timothy A. Knox
President

Date: August 8, 2016

EXHIBIT INDEX

Exhibit Number	Description

3.1	Second Amended and Restated Agreement of Limited Partnership of CSI Compressco LP, dated as of August 8, 2016.

4.1	Registration Rights Agreement, dated as of August 8, 2016, by and among CSI Compressco LP and the other parties signatory thereto.

10.1	Series A Preferred Unit Purchase Agreement, dated as of August 8, 2016, by and among CSI Compressco LP and the Purchasers party thereto.

99.1	Press Release dated August 8, 2016.